Exhibit 99

OSG                                                                                                                               Press Release

Overseas Shipholding Group, Inc.

For Release 7:00 a.m. ET

OVERSEAS SHIPHOLDING GROUP, INC.
REPORTS THIRD QUARTER FISCAL 2006 RESULTS

Highlights

  TCE revenues increased 31% to $255 million, compared with the same quarter last year
  Diluted EPS of $2.29 per share reflects strong rates in both Crude Transportation and Product Carrier segments and an increase in legal reserves of $27.0 million, or $0.68 per diluted share
  Gains on vessel sales and sale of securities added $15.8 million, or $0.39 per diluted share
  Hart-Scott-Rodino approval received on pending Maritrans acquisition
  Three Product Carrier charter-in commitments announced

New York, NY - November 2, 2006 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the third quarter of 2006.

For the quarter ended September 30, 2006, Time Charter Equivalent (1) revenues increased by 31% to $254.8 million from $194.8 million in the third quarter of 2005. TCE revenue performance was the result of strong rates across the Company's VLCC, Aframax, Panamax and Handysize Product Carrier fleets. EBITDA1 for the third quarter was $135.6 million compared with $135.4 million in the third quarter of 2005. Net income for the quarter ended September 30, 2006 was $90.8 million, or $2.29 per diluted share, compared with $72.1 million, or $1.82 per diluted share, for the third quarter of 2005. The current quarter benefited from gains on vessel sales and sale of securities of $15.8 million or $0.39 per diluted share, compared with $22.4 million, or $0.46 per diluted share, in the same period a year ago. In addition, the current quarter reflects the impact of a $27.0 million, or $0.68 per diluted share, increase in the reserve related to the U.S. Department of Justice investigation as more fully described later in this press release.

(1) See Appendix 1 for a reconciliation of TCE revenues to shipping revenues and Appendix 2 for a reconciliation of EBITDA to net income.

For the first nine months ended September 30, 2006, the Company reported a 9% increase in TCE revenues to $751.2 million from $690.5 million in the comparable period of 2005. EBITDA for the first nine months of 2006 decreased to $424.8 million from $535.1 million in the first nine months of 2005 and included the above mentioned increase in the reserve. Net income for the nine month period ended September 30, 2006 was $279.4 million, or $7.06 per diluted share, compared with $351.1 million or $8.89 per diluted share in the comparable 2005 period. The first nine months of 2006 benefited from gains on vessel sales and sale of securities of $21.1 million, or $0.44 per diluted share, compared with $60.7 million, or $1.31 per diluted share, in the comparable period of 2005. In addition, the first nine months of 2006 reflects the impact of a $27.0 million, or $0.68 per diluted share, increase in the reserve related to the U.S. Department of Justice investigation, compared with $4.0 million, or $0.10 per diluted share, in the comparable period of 2005.

Morten Arntzen, President and Chief Executive Officer, stated, "Third quarter TCE revenues were largely the result of a strong spot rate environment in both the crude and product transportation sectors and additions to our product carrier fleet. The increase in operating income before gains and special charges reflects the benefits from OSG's diverse fleet and chartering strategy." Arntzen continued, "Our objective to achieve a market leadership position in the U.S. Flag sector will be realized upon the completion of the Maritrans acquisition. This is another example of our ongoing efforts to transform OSG which began nearly three years ago. Our shareholders will continue to benefit from OSG's leadership position, fleet diversification and spot/time-charter mix that will ensure competitive returns not only in a strong rate environment but throughout all market cycles."

TCE revenues in the third quarter of 2006 for the International Crude Tanker segment were $175.9 million, an increase of 42% quarter-over-quarter, principally due to increases in the daily TCE rates earned on all classes of the segment's vessels. The higher daily rates were partially offset by a decrease in revenue days for VLCCs as a result of increased drydocking and repair days and the sale of three older Aframax tankers. TCE revenues for the International Product Carriers segment increased 25% to $55.0 million from $44.2 million in the year earlier period, principally as a result of an increase in the average TCE rates earned by the Handysize and Panamax Product Carriers, partially offset by an increase in drydocking and repair days. U.S. segment TCE revenues decreased 7% quarter-over-quarter to $19.0 million from $20.4 million in the same period a year ago, principally due to the sale of two crude oil tankers in the fourth quarter of 2005.

Income from vessel operations was $88.9 million in the third quarter of 2006, compared with $82.9 million in the same period a year earlier. For the quarter ended September 30, 2006, total ship operating expenses increased $56.6 million to $176.9 million from $120.3 million in the corresponding quarter in 2005, of which $27.0 million relates to the reserve taken for the U.S. Department of Justice investigation. As a result of the Company expanding its fleet in a capital-efficient manner through sale and leaseback arrangements and time and bareboat charters-in, time and bareboat charter hire expenses increased quarter-over-quarter. Vessel expenses increased quarter-over-quarter principally due to higher crew costs. General and administrative expenses increased principally due to an increase in compensation associated with additional personnel and the change in recognition of targeted cash incentive compensation from an annual to a quarterly basis, expenses incurred in connection with the U.S. Department of Justice investigation and increases in legal, accounting and consulting services.

Recent Activities and Quarterly Highlights

  On September 25, 2006, OSG announced a definitive merger agreement with Maritrans Inc. (NYSE: TUG), a leading U.S. Flag crude oil and petroleum product shipping company that owns and operates one of the largest fleets of double hull vessels serving the East Coast and U.S. Gulf Coast trades. Under the terms of the merger agreement, OSG will acquire Maritrans in an all-cash transaction for $37.50 per share. On October 16, 2006, the transaction was granted early termination of the Hart-Scott-Rodino waiting period. Consummation of the transaction remains subject to other customary conditions, including approval of Maritrans' stockholders at a meeting to be held November 28, 2006.
  The Company entered into a number of transactions during the quarter in furtherance of its strategy to balance the mix of owned and chartered-in tonnage and to capitalize on the strong market for second-hand tonnage. Fleet acquisition and disposition activity during the period resulted in proceeds of vessel sales of $169 million resulting in gains taken during the period of $14.3 million.

            -    The Pacific Sapphire, a 1994-built Aframax, was sold on July 13, 2006 and the Overseas
                  Keymar, a 1993-built Aframax tanker, was sold on August 25, 2006.

            -    On September 6, 2006, the Overseas Crown, a 1996-built VLCC, was sold and chartered back.
                  The gain from the sale was deferred and is being recognized over the term of the charter.

            -    The Overseas Hercules and the Overseas Orion, two 2006-built 51,000 dwt Handysize Product
                  Carriers time chartered-in from Parakou Shipping, were delivered on August 16, 2006 and
                  September 14, 2006, respectively. Both vessels immediately commenced time charters-out through August 2008 and September 2009, respectively.

            -    On August 16, 2006, the Company agreed to bareboat charter-in three 50,000 dwt Handysize
                  Product Carriers from Capital Maritime and Trading, Inc. for 10 years. The Overseas Serifos, the Overseas Sifnos and the Overseas Kimolos will be constructed at the STX Shipyard in
                  Chinhae, South Korea. The vessels are slated for delivery in 2008.

            -    The sale of the Majestic Unity, previously announced on June 28, 2006, is expected to close in late November or early December 2006, at which time the Company will recognize a gain of approximately $28.0 million.

            -    The October 17, 2006 announcement of two Jones Act Product Carriers chartered out to
                  Tesoro, brings the total number of OSG's 10-ship fleet being built at the Aker Philadelphia
                  Shipyard that have been chartered by major oil and refinery companies, to eight.

  Future revenues associated with time and bareboat charters as of September 30, excluding the Gas segment, totaled $899.8 million up from $746.1 million as of December 31, 2005. This amount represented 30,497 revenue days.
  OSG has purchased no shares as of today's earnings release date under the $300 million share repurchase program authorized by the Company's Board of Directors in June 2006.
  On September 12, 2006, the Board declared a $0.25 per share dividend to shareholders of record on November 7, 2006, payable on November 28, 2006.

Fleet Metrics and Statistics
  As of September 30, 2006, OSG had an operating fleet of 91 International Flag and U.S. Flag vessels. Fifty-two percent, or 47 vessels, were owned, compared with 64%, or 59 vessels, as of September 30, 2005.
  Revenue days in the quarter totaled 7,329, a decrease of 8% over the same period a year earlier, principally due to the sale of older tankers and an increase in drydock and repair days.
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Revenue Days	2006	2005	2006	2005
Crude Tankers	3,849	4,225	11,869	12,249
Product Carriers	2,671	2,721	7,896	7,640
U.S.	625	824	1,759	2,587
Other	184	188	546	549
Total	7,329	7,958	22,070	23,025

  OSG's newbuild program of chartered-in and owned vessels totals 27 and spans all lines of business and includes four International Flag Aframax tankers; nine International Flag Product Carriers; 10 Jones Act Product Carriers (collectively representing 1.4 million deadweight tons), and four LNG carriers (representing 864,800 cubic meters). Updates on most vessels under construction can be found in the Fleet section of www.osg.com.

Financial Profile

During 2006, shareholders' equity increased by $242.1 million to $2.1 billion and liquidity, including undrawn bank facilities, increased to more than $2.27 billion. Total long-term debt as of September 30, 2006 was $799.4 million compared with $965.7 million at December 31, 2005. Liquidity adjusted debt to capital was 9.7% as of September 30, 2006, an improvement from 24.5% as of December 31, 2005.

Update on the U.S. Department of Justice Investigation

In 2004 and the first quarter of 2005, the Company made provisions totaling $10 million for anticipated fines and contributions to environmental protection programs associated with a possible settlement of the U.S. Department of Justice investigation. In the third quarter of 2006, the Company, based on discussions with the U.S. Department of Justice that resumed in August 2006, made an additional $27 million provision for such items. The Company continues to cooperate with the government with the goal of reaching a comprehensive settlement of the investigation. Negotiations with the U.S. Department of Justice are continuing but there can be no assurance that a satisfactory settlement can be achieved. While management believes that the total fines and contributions associated with a possible settlement of the investigation will approximate the total provision of $37 million, no assurance can be given that the provision will be sufficient to cover such items.

Average TCE Rates Achieved

The following table shows time charter equivalent revenues per day and revenue days (defined as ship operating days less lay-up, repair and drydock days) for the Company's International Flag fleet for the three and nine months ended September 30, 2006 compared with the same periods of 2005.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2006	2005	2006	2005
Trade - Crude Oil
VLCC
Average TCE Rate [1,2]	$68,433	$34,676	$65,295	$54,285
Number of Revenue Days	1,519	1,714	4,785	4,720
Aframax
Average TCE Rate[1]	$33,560	$24,973	$32,651	$30,812
Number of Revenue Days	1,350	1,508	4,191	4,592
Panamax
Average TCE Rate[1]	$26,939	$24,090	$27,210	$25,157
Number of Revenue Days	980	1,003	2,893	2,769
Trade - Refined Petroleum Products
Panamax
Average TCE Rate[1]	$18,308	$16,335	$21,194	$28,600
Number of Revenue Days	184	184	543	594
Handysize
Average TCE Rate[1,2]	$21,167	$17,194	$20,683	$17,564
Number of Revenue Days	2,487	2,537	7,353	7,046

1Includes vessels operating on voyage charters and period charters.
2Includes the effect of forward freight agreements, which are used to create synthetic time charters.

Spot and Time Charter TCE Rates Achieved

The following table provides a breakdown of TCE rates achieved for the third quarters of 2006 and 2005 between spot and time charter rates. The information is based, in part, on information provided by the pools or commercial joint ventures in which the vessels participate.

	Three Months Ended Sept. 30, 2006		Three Months Ended Sept. 30, 2005
	Spot Charter	Time Charter	Spot Charter	Time Charter
Trade - Crude Oil
VLCC
Average TCE Rate	$68,433	-	$34,676	-
Number of Revenue Days	1,519	-	1,714	-
Aframax
Average TCE Rate	$34,743	$29,925	$26,371	$21,760
Number of Revenue Days	1,018	332	1,051	457
Panamax
Average TCE Rate	$29,263	$25,093	$27,801	$21,033
Number of Revenue Days	434	546	453	550
Trade - Refined Petroleum Products
Panamax
Average TCE Rate	-	$18,308	-	$16,335
Number of Revenue Days	-	184	-	184
Handysize
Average TCE Rate	$27,173	$18,763	$23,901	$16,318
Number of Revenue Days	711	1,776	293	2,244

2006 TCE Rates

The Company has achieved the following average estimated TCE rates for the percentage of days booked for vessels operating through October 20, 2006. The information is based, in part, on information provided by the pools or commercial joint ventures in which the vessels participate. All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs.
		Fourth Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rates	Fixed as of 10/20/06	Open as of 10/20/06	Total	% Days Booked
Trade - Crude Oil
VLCC - Spot	$68,000	879	676	1,555	57%
Aframax - Spot	$32,500	291	727	1,018	29%
Aframax - Time	$30,500	297	-	297	100%
Panamax - Spot	$29,500	171	252	423	40%
Panamax - Time	$25,000	533	-	533	100%
Trade - Refined Petroleum Products
Panamax - Time	$19,000	184	-	184	100%
Handysize - Spot	$22,000	317	456	773	41%
Handysize - Time	$18,000	1,848	-	1,848	100%

The following table shows average estimated time charter TCE rates and associated days booked as of October 20, 2006 for 2007.

	Fixed Rates and Revenue Days as of 10/20/06
	Q107	Q207	Q307	Q407
Trade - Crude Oil
VLCC
Average TCE Rate	-	-	-	-
Number of Revenue Days	-	-	-	-
Aframax
Average TCE Rate	$29,000	$29,000	$29,000	$28,500
Number of Revenue Days	266	234	233	188
Panamax
Average TCE Rate	$25,500	$25,500	$29,500	$29,500
Number of Revenue Days	540	389	184	135
Trade - Refined Petroleum Products
Panamax
Average TCE Rate	$19,000	$19,000	$19,000	$19,000
Number of Revenue Days	180	182	184	184
Handysize
Average TCE Rate	$18,000	$18,000	$18,000	$17,500
Number of Revenue Days	1,810	1,638	1,633	1,413

Summary Consolidated Statements of Operations
	Three Months Ended		Nine Months Ended
($ in thousands, except per share amounts)	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005
Shipping Revenues:
Pool revenues	$165,849	$104,879	$491,956	$420,938
Time and bareboat charter revenues	70,353	80,203	209,453	235,248
Voyage charter revenues	29,662	18,121	86,234	60,808
	265,864	203,203	787,643	716,994
Operating Expenses:
Voyage expenses	11,056	8,443	36,422	26,449
Vessel expenses	52,255	42,866	155,046	126,938
Provision for settlement	27,000	-	27,000	4,000
Time and bareboat charter hire expenses	46,022	26,403	127,249	78,226
Depreciation and amortization	33,981	39,995	104,195	116,444
General and administrative	20,871	13,495	67,952	45,032
Gain on disposal of vessels	(14,270)	(10,869)	(10,651)	(36,945)
Total Operating Expenses	176,915	120,333	507,213	360,144
Income from Vessel Operations	88,949	82,870	280,430	356,850
Equity in Income of Affiliated Companies	5,585	1,851	16,913	32,188
Operating Income	94,534	84,721	297,343	389,038
Other Income	7,048	10,683	23,234	29,577
	101,582	95,404	320,577	418,615
Interest Expense	14,552	22,639	52,293	71,039
Income before Federal Income Taxes	87,030	72,765	268,284	347,576
Provision/(Credit) for Federal Income Taxes	(3,800)	700	(11,141)	(3,569)
Net Income	$90,830	$72,065	$279,425	$351,145
	========	========	========	=======
Weighted Average Number of Common Shares Outstanding:
Basic	39,538,118	39,445,347	39,530,097	39,442,633
Diluted	39,630,655	39,513,752	39,596,964	39,508,564
Per Share Amounts:
Basic net income	$2.30	$1.83	$7.07	$8.90
Diluted net income	$2.29	$1.82	$7.06	$8.89
Cash dividends declared	$0.25	-	$0.925	$0.525

2005 has been reclassified to conform with the 2006 presentation.

TCE Revenue by Segment

The following table reflects TCE revenues generated by the Company's three reportable segments for the three and nine months ended September 30, 2006 and 2005, respectively, and excludes the Company's proportionate share of TCE revenues of joint ventures. See Appendix 1 for reconciliations of Time Charter Equivalent Revenues to Shipping Revenues.
	Three Months Ended September 30,				Nine Months Ended September 30,
($ in thousands)	2006	% of Total	2005	% of Total	2006	% of Total	2005	% of Total
International Flag
Crude Tankers	$175,878	69.0	$124,074	63.7	$528,726	70.4	$472,885	68.5
Product Carriers	55,048	21.6	44,181	22.7	160,938	21.4	136,856	19.8
Other	4,893	1.9	6,120	3.1	14,495	1.9	19,249	2.8
U.S.	18,989	7.5	20,385	10.5	47,062	6.3	61,555	8.9
Total TCE Revenues	$254,808	100.0	$194,760	100.0	$751,221	100.0	$690,545	100.0

Income from Vessel Operations by Segment

The following table reflects income from vessel operations accounted for by each reportable segment. Income from vessel operations is before general and administrative expenses, gain on disposal of vessels and the Company's share of income from affiliated companies.

	Three Months Ended September 30,				Nine Months Ended September 30,
($ in thousands)	2006	% of Total	2005	% of Total	2006	% of Total	2005	% of Total
International Flag
Crude Tankers	$102,091	106.8	$58,226	68.1	$306,348	90.7	$281,666	77.2
Product Carriers	15,896	16.6	16,850	19.7	49,998	14.8	57,734	15.8
Other[1]	(26,111)	(27.3)	2,334	2.7	(25,353)	(7.5)	2,630	0.7
U.S.	3,674	3.9	8,086	9.5	6,738	2.0	22,907	6.3
Total Income from Vessel Operations	$ 95,550	100.0	$85,496	100.0	$337,731	100.0	$364,937	100.0
	=======	=====	======	=====	=======	=====	=======	====

1Reflects reserves related to a Department of Justice investigation and the settlement of certain crew benefits.

Reconciliations of income from vessel operations of the segments to income before federal income taxes as reported in the consolidated statements of operations follow:
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
($ in thousands)	2006	2005	2006	2005
Total income from vessel operations of all segments	$95,550	$85,496	$337,731	$364,937
General and administrative expenses	(20,871)	(13,495)	(67,952)	(45,032)
Gain on disposal of vessels	4,270	10,869	10,651	36,945
Consolidated income from vessel operations	88,949	82,870	280,430	356,850
Equity in income of affiliated companies	5,585	1,851	16,913	32,188
Other income	7,048	10,683	23,234	29,577
Interest expense	(14,552)	(22,639)	(52,293)	(71,039)
Income before federal income taxes	$87,030 =========	$72,765 =========	$268,284 ==========	$347,576 ==========

Consolidated Balance Sheets

($ in thousands)	Sept. 30, 2006	December 31, 2005
	(Unaudited )
ASSETS
Current Assets:
Cash and cash equivalents	$403,428	$188,588
Voyage receivables	146,225	157,334
Other receivables	72,340	22,202
Inventories and prepaid expenses	22,615	16,763
Total Current Assets	644,608	384,887
Capital Construction Fund	302,032	296,126
Vessels and other property	2,070,069	2,288,481
Vessels held for sale	60,479	-
Vessels under Capital Leases	32,542	36,267
Deferred drydock expenditures, net	33,635	19,805
Total Vessels, Deferred Drydock and Other Property	2,196,725	2,344,553

Investments in Affiliated Companies	275,007	269,657
Other Assets	66,710	53,457
Total Assets	$3,485,082	$3,348,680
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable, sundry liabilities and accrued expenses	$167,304	$105,173
Short-term debt and current installments of long-term debt	23,224	20,066
Current obligations under capital leases	7,473	6,968
Total Current Liabilities	198,001	132,207
Long-term Debt	763,348	923,612
Obligations under Capital Leases	36,008	42,043
Deferred Gain on Sale and Leaseback of Vessels	230,301	233,456
Deferred Federal Income Taxes and Other Liabilities	139,319	141,334

Shareholders' Equity	2,118,105	1,876,028
Total Liabilities and Shareholders' Equity	$3,485,082	$3,348,680
	=========	=========

Consolidated Statements of Cash Flows
($ in thousands)	Nine Months Ended Sept. 30,
	2006	2005
Cash Flows from Operating Activities:
Net income	$279,425	$351,145
Items included in net income not affecting cash flows:
Depreciation and amortization	104,195	116,444
Amortization of deferred gain on sale and leasebacks	(31,611)	(2,356)
Deferred compensation relating to restricted stock and
stock option grants	2,915	1,521
Deferred federal income tax credit	(4,700)	(2,732)
Undistributed earnings of affiliated companies	7,095	(8,380)
Other - net	(9,465)	(16,322)
Items included in net income related to investing and financing activities:
Gain on sale of securities - net	(10,420)	(23,714)
Gain on disposal of vessels	(10,651)	(36,945)
Payments for drydocking	(27,402)	(9,945)
Changes in operating assets and liabilities	10,200	(29,775)
Net cash provided by operating activities	309,581	338,941
Cash Flows from Investing Activities:
Expenditures for vessels	(52,014)	(1,905)
Proceeds from disposal of vessels	168,969	434,641
Acquisition of interest in affiliated company that owned four V-Pluses	-	(69,145)
Acquisition of Stelmar Shipping Ltd.	-	(742,433)
Expenditures for other property	(6,292)	(6,395)
Investments in and advances to affiliated companies	(7,071)	(8,439)
Distributions from affiliated companies	1,573	20,853
Purchases of other investments	(660)	(709)
Proceeds from dispositions of other investments	905	15,946
Other - net	(1,207)	(680)
Net cash provided by/(used in) investing activities	104,203	(358,266)
Cash Flows from Financing Activities:
Issuance of debt, net of issuance costs	83,642	781,268
Payments on debt and obligations under capital leases	(246,296)	(1,080,061)
Cash dividends paid	(26,691)	(20,710)
Issuance of common stock upon exercise of stock options	237	187
Other - net	(9,836)	(420)
Net cash (used in) financing activities	(198,944)	(319,736)
Net increase/(decrease) in cash and cash equivalents	214,840	(339,061)
Cash and cash equivalents at beginning of year	188,588	479,181
Cash and cash equivalents at end of period	$403,428	$140,120
	===========	===========

2005 has been reclassified to conform with the 2006 presentation.

Fleet

On September 30, 2006, OSG was the second largest publicly traded oil tanker company in the world as measured by number of vessels. OSG's fleet of 118 vessels, including newbuilds, aggregates 12.9 million deadweight tons and 865,000 cbm. Adjusted for OSG's participation interest in joint ventures and chartered-in vessels, the fleet totaled 109.85 vessels. For current fleet information, which is updated on a quarterly basis, refer to the Company's website at www.osg.com.
	Vessels Owned		Vessels Chartered-in		Total at September 30, 2006
Vessel Type	No.	Weighted by Ownership	No.	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
VLCC (including V-Plus)	11	11	11	7.25	22	18.25	6,994,410
Aframax	7	7	10	7.60	17	14.60	1,776,413
Panamax	9	9	2	2.00	11	11.00	764,083
Summary International Flag Crude Tankers	27	27	23	16.85	50	43.85	9,534,906

Panamax	2	2	0	0	2	2.00	140,626
Handysize	12	12	15	15.00	27	27.00	1,176,834
Summary International Flag Product Carriers	14	14	15	15.00	29	29.00	1,317,460

International Flag Dry Bulk Carriers	0	0	2	2.00	2	2.00	319,843
Total International Flag Operating Fleet	41	41	40	33.85	81	74.85	11,172,209
U.S. Flag Operating Fleet[1]	6	6	4	4.00	10	10.00	386,047
Total Operating Fleet	47	47	44	37.85	91	84.85	11,558,256
Newbuild Fleet
International Flag Aframax Crude Tankers	4	4	0	0	4	4.00	456,000
Handysize Product Carriers	0	0	9	9.00	9	9.00	440,000
U.S. Flag Product Carriers	0	0	10	10.00	10	10.00	460,000
Subtotal of Crude Tankers, Product Carriers and Dry Bulk Carriers	51	51	63	56.85	114	107.85	12,914,256
Newbuild LNG Carriers	4	2	0	0	4	2.00	864,800 cbm
Total Operating and Newbuild Fleet	55	53	63	56.85	118	109.85	-

1Includes three owned Product Carriers that trade internationally, thus the associated revenue is included in the Product Carrier segment.

Average Age of International Flag Operating Fleet

OSG has one of the youngest International Flag fleets in the industry. The Company believes its modern, well maintained fleet is a significant competitive advantage in the global market. The table below reflects the average age of the Company's owned International Flag fleet compared with the world fleet.

Vessel Class	Average Age of OSG's Owned Fleet at 9/30/06	Average Age of World Fleet at 9/30/06*
VLCC	6.1 years	8.8 years
Aframax	7.9 years	9.0 years
Panamax**	3.5 years	9.9 years
Handysize	5.7 years	12.3 years

*Source: Clarkson database as of October 1, 2006.
**Includes Panamax tankers that trade crude oil and refined petroleum products.

Drydock Schedule

In addition to regular inspections by OSG personnel, all vessels are subject to periodic drydock, special survey and other scheduled maintenance. The table below sets forth anticipated days off-hire for these events by class for the Company's owned and bareboat chartered-in vessels.

	Q306	Q406
	Actual Days Off- Hire	Projected Days Off- Hire	No. of Vessels
Trade - Crude Oil
VLCC	123	83	3
Aframax	39	25	2
Panamax	32	55	3
Trade - Refined Petroleum Products
Panamax	0	0	0
Handysize	241	209	6
U.S.	20	30	3
Total	455	402	17

Market Overview

Worldwide oil demand during the third quarter of 2006 was approximately 84.2 million barrels per day ("b/d"), an increase of 1.0 million barrels per day, or 1.2%, compared with the third quarter of 2005. This pickup in demand reflects a 3.3% increase in non-OECD countries, partially offset by a decrease of 0.3% in OECD areas. China's energy demand continues to grow, especially in transportation fuels, with third quarter demand increasing by approximately 7.2%, or 480,000 b/d, compared with the year earlier quarter. Middle East demand continued to grow with a third quarter increase of 320,000 b/d, or 5.1%, primarily due to fuel subsidies that have kept prices in Middle East countries significantly below world prices. North American oil demand increased by 0.2% against a third quarter 2005 demand base that reflected the adverse impact from the hurricanes that hit the U.S. Gulf Coast area, dampening demand in both the third and fourth quarters of 2005. Third quarter OECD Europe and OECD Asia demand declined, however, 0.9% and 0.4%, respectively. High prices and bad weather in Japan reduced diesel and gasoline demand while higher natural gas liquid imports, due to lower prices, resulted in a reduction in fuel oil usage. The decline in European demand reflects reduced transportation fuel use, mainly gasoline, as well as a reduction in fuel oil requirements in Italy as power generation needs were met by an increase in lower cost alternatives.

Worldwide oil demand for the first nine months of 2006 increased by 0.8% compared with the first nine months of 2005. Demand declined in all OECD areas by 0.8%, as fuel substitutions combined with lower transportation fuel demand did not offset increases in demand for aviation gasoline. Therefore, non-OECD demand growth of 3% accounted for the growth in worldwide oil consumption during the first nine months of 2006. The non-OECD increase was led by growth of 6.6% in China, 5.4% in the Middle East and 1.2% in Brazil.

Tanker supply has increased by 4.4%, or 13.4 million dwt (4.1 million dwt during the first quarter, 4.6 million dwt in the second quarter and 4.7 million dwt in the third quarter of 2006) from year-end 2005 levels. The largest percentage increase occurred in the Panamax sector, where tonnage has increased by 11.8% since the beginning of the year. VLCCs, on the other hand, experienced the lowest percentage growth at 2.9%. The additional tonnage in each vessel category exerted downward pressure on TCE rates during the first nine months of 2006.

Changing supply patterns in the crude oil market during 2006 have had a favorable impact on tonne-mile demand and fleet utilization rates. Venezuela has reduced its exports to the U.S. by almost 6% through the third quarter, redirecting them to Asia. Crude oil movements from the Atlantic Basin to Asia have also risen significantly this year. Deliveries to Asia from Central and South America increased from 80,000 b/d to about 150,000 b/d. Exports from West Africa to Asia in the first nine months of 2006 increased by almost 30% relative to the same 2005 period, with China accounting for much of this increase. These changes in supply patterns are likely to persist as Venezuela seeks to expand its presence in Asia while continuing to reduce its dependence on the U.S. and as additional investments are made in Africa and South America by Asian national oil companies desiring a secure access to crude supplies.

Third quarter 2006 rates in all vessel categories were higher than rates realized during the same quarter of 2005. Rates in the VLCC and Aframax sectors were favorably impacted by the August announcement of BP's partial shutdown of production in the Prudhoe Bay fields in Alaska due to pipeline corrosion problems. Some U.S. West Coast refineries that utilize Alaskan North Slope ("ANS") crude began to source alternative supplies from the Middle East, increasing demand for VLCCs. New Caspian Sea production transported through the Baku-Tbilisi-Ceyhan ("B-T-C") pipeline to the port of Ceyhan boosted the utilization of Aframaxes operating in the Mediterranean. Third quarter product carrier rates were positively influenced by higher aviation gasoline imports into China, increased movement of products from Asia to the U.S. West Coast and arbitrage opportunities for diesel exports from the U.S. to Europe. Panamax rates benefited from increases in crude oil shipments from the Caribbean to the U.S. West Coast to replace shut-in ANS crude oil production.

Newbuilding vessel prices continued to strengthen during the third quarter of 2006, with increases ranging from 1% for VLCCs and Panamaxes to 4% for Aframaxes relative to the previous quarter. Relative to a year ago, current newbuilding prices have increased 4% for VLCCs, 2% for Aframaxes, 8% for Panamaxes and 10% for Handysize Product Carriers. Prices for second hand vessels also remained strong, with prices for some modern vessels exceeding newbuilding prices as buyers continued to be willing to pay premiums for prompt delivery. Newbuilding prices are likely to remain high as shipyards operate at or near full capacity with orderbooks extending out as far as three to three and one-half years.

Earnings Conference Call Information
The Company plans to host a conference call at 12:00 p.m. ET on November 2, 2006 to discuss results for the third quarter. All shareholders and other interested parties are invited to call into the conference call, which may be accessed by calling +1 866-425-6195 within the United States, or +1 973-935-8752 for international participants. A live webcast of the conference call and accompanying slide presentation will be available on Overseas Shipholding Group's website at www.osg.com in the Investor Relations Webcasts and Presentations section or via www.viavid.net. The webcast will be available for 90 days and requires Windows Media Player.

An audio replay of the conference call will be available from 2:00 p.m. ET on Thursday, November 2, through midnight ET on Thursday November 9, 2006 by calling +1 877-519-4471 within the United States or +1 973-341-3080 for international callers. The password for the replay is 7959321.

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world with a combined owned, operated and newbuild fleet of 118 vessels aggregating 12.9 million dwt and 865,000 cbm, as of today's date. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in Athens, London, Manila, Montreal, Newcastle, New York City and Singapore. More information is available at www.osg.com.

Forward-Looking Statements
This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances and investments, the likelihood of closing the acquisition of Maritrans Inc. and integrating its operations with OSG's operations, estimated TCE rates achieved for the fourth quarter of 2006, anticipated levels of newbuilding and scrapping, projected drydock schedule, the projected growth of the world tanker fleet and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company's Annual Report on Form 10-K.

Appendix 1 - TCE Reconciliation

Reconciliations of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
($ in thousands)	2006	2005	2006	2005
Time charter equivalent revenues	$254,808	$194,760	$751,221	$690,545
Add: Voyage expenses	11,056	8,443	36,422	26,449
Shipping revenues	$265,864	$203,203	$787,643	$716,994
	========	========	========	========

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

Appendix 2 - EBITDA Reconciliation

The following table shows reconciliations of net income, as reflected in the consolidated statements of operations, to EBITDA:

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
($ in thousands)	2006	2005	2006	2005
Net income	$90,830	$72,065	$279,425	$351,145
Provision/(credit) for federal income taxes	(3,800)	700	(11,141)	(3,569)
Interest expense	14,552	22,639	52,293	71,039
Depreciation and amortization	33,981	39,995	104,195	116,444
EBITDA	$135,563	$135,399	$424,772	$535,059
	========	=======	=======	=======

EBITDA represents operating earnings, which is before interest expense and income taxes, plus other income and depreciation and amortization expense. EBITDA is presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA should not be considered a substitute for net income or cash flow from operating activities prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. While EBITDA is frequently used as a measure of operating results and performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Appendix 3 - Capital Expenditures

The following table presents information with respect to OSG's capital expenditures for the three and nine months ended September 30, 2006 and 2005.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
($ in thousands)	2006	2005	2006	2005
Expenditures for vessels	$46,620	$690	$52,014	$1,905
Acquisition of interests in affiliated companies	-	-	-	69,145
Investments in and advances to affiliated companies	7,071	953	7,071	8,439
Payments for drydockings	6,123	2,353	27,402	9,945
	$59,814	$3,996	$86,487	$89,434
	======	======	======	======

Contact: Jennifer L. Schlueter
Head of Corporate Communications and Investor Relations
Overseas Shipholding Group, Inc.
Telephone: +1 212.578.1634
Email: jschlueter@osg.com

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